Exhibit 99.1

Contact:	Abaxis, Inc.	Lytham Partners, LLC
	Clint Severson	Joe Dorame, Robert Blum and Joe Diaz
	Chief Executive Officer	602-889-9700
510-675-6500

Abaxis Reports Financial Performance for the First Quarter of Fiscal 2015
Declares Quarterly Cash Dividend

Union City, California – July 24, 2014 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the first fiscal quarter ended June 30, 2014.

First quarter overview:
•	Revenues of $47.5 million, up 10% over last year's comparable quarter.
•	Diluted EPS of $0.21, up 50% over last year's comparable quarter.

Revenues highlights:
•	Medical market revenues of $7.2 million, up 20% over last year's comparable quarter.
•	Veterinary market revenues of $39.4 million, up 8% over last year's comparable quarter.
•	North America revenues of $38.3 million, up 11% over last year's comparable quarter.
•	International revenues of $9.1 million, up 7% over last year's comparable quarter.
•	Total medical and veterinary reagent disc revenues of $26.9 million, up 18% over last year's comparable quarter.
•	Service revenues from Abaxis Veterinary Reference Laboratories (AVRL) of $3.4 million, up 55% over last year's comparable quarter.

Other financial highlights:
•	Income from operations of $7.4 million, up 60% over last year's comparable quarter.
•	Cash, cash equivalents and investments as of June 30, 2014 of $125.7 million, an increase of $4.5 million from March 31, 2014.
•	Cash dividend of $0.10 per share paid during the first quarter of fiscal 2015.

Dividend Declared

Abaxis today announced that its Board of Directors declared a quarterly dividend of $0.10 per common share to be paid on September 17, 2014, to all shareholders of record as of the close of business on September 3, 2014.

Quarterly Results

For the fiscal quarter ended June 30, 2014, Abaxis reported revenues of $47.5 million, as compared with revenues of $43.2 million for the comparable period last year, an increase of 10 percent.  Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i-STAT analyzers, decreased by $1.1 million, or 12 percent, compared to the same period last year.  Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges and rapid tests, increased by $3.7 million, or 12 percent, compared to the same period last year.  Abaxis reported net income of $4.7 million for the fiscal quarter ended June 30, 2014, compared to $3.2 million for the fiscal quarter ended June 30, 2013.  Abaxis' effective tax rate in the quarter ended June 30, 2014 was 37 percent, compared to 36 percent for the same period last year.  Abaxis reported diluted net income per share of $0.21 (calculated based on 22,637,000 shares) for the three-month period ended June 30, 2014, compared to $0.14 per share (calculated based on 22,571,000 shares) for the same period last year.

Other Reported Information

Total sales in the medical market for the first quarter of fiscal 2015 were $7.2 million, an increase of 20 percent compared to the same period last year.  Total sales in the veterinary market for the first quarter of fiscal 2015 were $39.4 million, an increase of 8 percent, compared to the same period last year.  Total medical and veterinary reagent disc sales for the first quarter of fiscal 2015 were $26.9 million, an increase of 18 percent compared to the same period last year.  Total unit sales of medical and veterinary reagent discs for the first quarter of fiscal 2015 were 2.1 million units, an increase of 18 percent, compared to the same period last year.  Total medical and veterinary instrument sales for the first quarter of fiscal 2015 were $7.6 million, a decrease of 12 percent, compared to the same period last year.  Total unit sales of medical and veterinary instruments for the first quarter of fiscal 2015 were 1,077 units, a decrease of 12 percent, compared to the same period last year.  Non-cash compensation expense recognized for share-based awards during the first quarter of fiscal 2015 was $2.0 million, compared to $2.2 million for the same period last year.  Abaxis paid $2.2 million in cash dividends to shareholders during the first quarter of fiscal 2015.

Clint Severson, chairman, president and chief executive officer of Abaxis, said, "We are pleased with the strong financial results achieved in both the veterinary and medical markets during the first quarter of fiscal 2015.  As a result of our strategic initiatives to work more closely with our distribution partners, we were able to produce strong revenue growth for the first quarter, led by 20% growth in medical sales and a solid 8% growth in veterinary sales.  We had strong unit sales of chemistry analyzers, with sales of VetScan VS2s increasing 30% and Piccolo Xpress increasing 20% during the quarter over last year's comparable quarter.  Additionally, revenues from consumable sales, the core strength of our business, increased 12% in the first quarter and 14% sequentially; accounting for 72% of total revenues for the quarter.  With an expanded installed base of chemistry analyzers and increased customer utilization of diagnostic reagent discs, we sold 2.1 million units during the first quarter.  Our improved operating performance allowed gross margin to grow 188 basis points to 50% over last year's comparable quarter.  The measurable success during the first quarter gives us confidence we will achieve improved operating results and return to growth in fiscal 2015."

"We enter fiscal 2015 focused on executing on organic growth, improving operating efficiencies, leveraging our distribution partnerships and capitalizing on opportunities with our recently announced supply and co-marketing agreement with VCA Inc.  We have the financial wherewithal to effectively grow our business going forward, with cash, cash equivalents and investments of $125.7 million at June 30, 2014.  Due to our strong cash flow profile and our positive outlook for the year, the Board of Directors has again approved a quarterly dividend in the amount of $0.10 per share of common stock, which we expect will be paid in September 2014.  We look forward to building momentum as we advance through fiscal 2015 and beyond," Mr. Severson concluded.

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Thursday, July 24, 2014.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company's website at http://www.abaxis.com.  A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10049800, through July 30, 2014.  This press release is also available prior to and after the call via Abaxis' website or the Securities and Exchange Commission's website at http://www.sec.gov.

About Abaxis

Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.  The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections, Parvovirus, Giardia and Lyme disease.  Abaxis, through its AVRL division, provides routine laboratory testing as well as specialty testing for veterinarians nationwide.  For more information, visit http://www.abaxis.com.

Use of Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on this non-GAAP financial measure, refer to the table captioned "Operating Income Per Share" included at the end of this release.  Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares.  Management uses this measure in comparing Abaxis' operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis' performance relative to prior periods and its competitors.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), including but not limited to statements related to Abaxis' cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," "anticipates," or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis' conference call may be affected by risks and uncertainties, including, but not limited to, those related to risks related to the transition of its U.S. medical sales to Abbott, potential excess inventory levels and inventory imbalances at the company's distributors, losses or system failures with respect to Abaxis' facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis' products and services, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis' intellectual property or claims of infringement of intellectual property asserted by third parties and risks related to condition of the United States economy.  Readers should also refer to the section entitled "Risk Factors" in Abaxis' annual report on Form 10-K, recent quarterly reports on Form 10-Q and Abaxis' other periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)
	Three Months Ended June 30,
	2014	2013
Revenues	$47,477	$43,169
Cost of revenues	23,605	22,277
Gross profit	23,872	20,892
Operating expenses:
Research and development	3,947	3,173
Sales and marketing	9,578	10,028
General and administrative	2,908	3,055
Total operating expenses	16,433	16,256
Income from operations	7,439	4,636
Interest and other income (expense), net	47	404
Income before income tax provision	7,486	5,040
Income tax provision	2,771	1,811
Net income	$4,715	$3,229

Net income per share:
Basic net income per share	$0.21	$0.15
Diluted net income per share	$0.21	$0.14
Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,408	22,229
Weighted average common shares outstanding - diluted	22,637	22,571
Cash dividends declared per share	$0.10	$-

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)
	June 30, 2014	March 31, 2014
Current assets:
Cash and cash equivalents	$87,103	$73,589
Short-term investments	20,139	29,102
Receivables, net	33,252	29,227
Inventories	27,553	26,978
Prepaid expenses and other current assets	1,719	2,452
Net deferred tax assets, current	5,190	4,464
Total current assets	174,956	165,812
Long-term investments	18,411	18,491
Investment in unconsolidated affiliate	2,597	2,646
Property and equipment, net	27,720	27,176
Intangible assets, net	1,249	1,624
Net deferred tax assets, non-current	1,549	1,557
Other assets	129	74
Total assets	$226,611	$217,380

Current liabilities:
Accounts payable	$7,050	$6,111
Accrued payroll and related expenses	6,877	4,654
Accrued taxes	3,525	1,144
Other accrued liabilities	3,849	3,095
Deferred revenue	1,188	1,208
Warranty reserve	961	1,047
Total current liabilities	23,450	17,259
Non-current liabilities:
Deferred rent	768	768
Deferred revenue	3,833	4,035
Warranty reserve	912	821
Notes payable, less current portion	556	581
Total non-current liabilities	6,069	6,205
Total liabilities	29,519	23,464
Shareholders' equity:
Common stock	125,306	124,603
Retained earnings	71,787	69,318
Accumulated other comprehensive loss	(1)	(5)
Total shareholders' equity	197,092	193,916
Total liabilities and shareholders' equity	$226,611	$217,380

The following table presents our calculation of operating income per share for the three months ended June 30, 2014 and 2013.

Operating Income Per Share
(In thousands, except per share data)
	Three Months Ended June 30,
	2014	2013
Income from operations	$7,439	$4,636

Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	22,408	22,229
Weighted average common shares outstanding - diluted	22,637	22,571

Operating income per share - basic	$0.33	$0.21
Operating income per share - diluted	$0.33	$0.21

The following table presents our revenues by source for the three months ended June 30, 2014 and 2013.

Revenues by Geographic Region and Customer Group
(In thousands)
	Three Months Ended June 30,
Revenues by Geographic Region	2014	2013
North America	$38,340	$34,652
International	9,137	8,517
Total revenues	$47,477	$43,169

	Three Months Ended June 30,
Revenues by Customer Group	2014	2013
Medical Market	$7,245	$6,038
Veterinary Market	39,367	36,371
Other	865	760
Total revenues	$47,477	$43,169